Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

	For the six month period ended
	June 30, 2006
Including Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(62,744)
Plus:
Fixed Charges (excluding capitalized interest)	343,554

Total Earnings	$280,810

Fixed Charges:
Interest expensed and capitalized	$341,036
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,020
An estimate of the interest component within rental expense	1,498

Total Fixed Charges	$343,554

Ratio of Earnings to Fixed Charges	(A	)

Excluding Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(62,744)
Plus:
Fixed Charges (excluding capitalized interest)	273,339

Total Earnings	$210,595

Fixed Charges:
Interest expensed and capitalized	$270,821
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,020
An estimate of the interest component within rental expense	1,498

Total Fixed Charges	$273,339

Ratio of Earnings to Fixed Charges	(A	)

(A)	Due to the Company’s pre-tax loss in the first six months of 2006, the ratio coverage was less than 1:1.